Exhibit 23.4

November 12, 2026

INLIF LIMITED

No. 88, Hongsi Road,

Yangxi New Area, Honglai Town,

Nan’an City, Quanzhou, Fujian,

People’s Republic of China

Consent Letter on INLIF LIMITED –Post-Effective Amendment No. 1 to Form F-3

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

We act as PRC counsel to INLIF LIMITED (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with the proposed offering of up to $300,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of Class A ordinary shares of par value $0.0001 each, warrants to purchase ordinary shares, debt securities, rights, and a combination of such securities, separately or as units, in one or more offerings, as set forth in the Company’s registration statement on Form F-3 (Registration No.: 333-292580), as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”).

We hereby consent to the reference to our name in such Registration Statement. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other filings with the SEC.

This consent is given solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)
Beijing Dacheng Law Offices, LLP (Fuzhou)